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                         EXHIBIT 11
            CITIZENS CORPORATION AND SUBSIDIARIES
    STATEMENT RE COMPUTATION OF PER COMMON SHARE EARNINGS
        For the Periods Ended March 31, 1996 and 1995

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(In millions, except per common share data)
                                                                       Quarter Ended
                                                                          March 31,

                                                                     1996          1995
Primary Net Income Per Common Share
     Net income . . . . . . . . . . . . . . . . . . . . . . . . .    22.5          11.6
  Preferred dividend . . . . . . . . . . . . . . . . . . . .  . .       -           1.0
     Net income available to common shareholders . . . . . .  . .    22.5          10.6


     Net income per share available to common shareholders .  . .    0.63          0.29



Average shares outstanding. . . . . . . . . . . . . . . . . . . .    35.8          36.1

          Net shares to be issued upon exercise of dilutive
             stock options after applying the treasury stock  . .       -             -

Adjusted shares outstanding . . . . . . . . . . . . . . . . . . .    35.8          36.1



Fully Diluted Net Income Per Common Share
     Net income . . . . . . . . . . . . . . . . . . . . . . . . .    22.5          11.6
  Preferred dividend . . . . . . . . . . . . . . . . . . . .  . .       -           1.0
     Net income available to common shareholders . . . . . .  . .    22.5          10.6


     Net income per share available to common shareholders .  . .    0.63          0.29



Average shares outstanding. . . . . . . . . . . . . . . . . . . .    35.8          36.1

          Net shares to be issued upon exercise of dilutive
             stock options after applying the treasury stock  . .       -             -

Adjusted shares outstanding . . . . . . . . . . . . . . . . . . .    35.8          36.1

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